Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following is a description of the common stock (our “Common Stock”) of John Wiley & Sons, Inc. (the “Company,” “we,” “us,” or “our”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description is a summary and is qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Amended and Restated By-laws (the “By-laws”), each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, our By-laws, and the applicable provisions of the New York Business Corporation Law for additional information.

Authorized and Outstanding Capital Stock
Our authorized capital stock consists of: (i) 180,000,000 shares of Class A Common Stock, par value $1.00 per share (our “Class A Common Stock”), (ii) 72,000,000 shares of Class B Common Stock, par value $1.00 per share (our “Class B Common Stock”), and (iii) 2,000,000 shares of Preferred Stock, par value $1.00 per share, issuable in one or more series (our “Preferred Stock”). As of May 31, 2020, 46,767,784 shares of our Class A Common Stock were outstanding, 9,094,674 shares of our Class B Common Stock were outstanding, and no shares of our Preferred Stock were outstanding.  The Class A Common Stock and Class B Common Stock will hereinafter collectively be referred to as “Common Stock.”

Common Stock
The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights, dividend rights, distribution rights, and certain conversion rights.

Voting Rights
Each share of Class A Common Stock entitles the holder to one-tenth (1/10) of one vote on each matter submitted to a vote of our stockholders and each share of Class B Common Stock entitles the holder to one vote on each such matter, including the election of directors. The holders of Class A Common Stock are entitled to elect 30% of the entire Board of Directors and if 30% of the authorized number of directors is not a whole number, the holders of Class A Common Stock are entitled to elect the nearest higher whole number of directors that is at least 30% of such membership. The holders of Class B Common Stock are entitled to elect the remaining directors (excluding any directors the holders of Preferred Stock may be entitled to elect). There is no cumulative voting.
If the number of issued and outstanding shares of Class B Common Stock is less than 300,000 at any time, then the rights, preferences and limitations of the holders of Class A Common Stock and Class B Common Stock will thereafter be identical, and such holders will vote as a single class upon all matters.

Dividend Rights
The holders of our Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of earnings or assets of the Company legally available therefore for distribution to stockholders.  Whenever a dividend is paid to holders of Class B Common Stock, the holders of Class A Common Stock will receive a dividend per share at least equal to the dividend per share paid to the holders of Class B Common Stock.  The Company may pay dividends to holders of Class A Common Stock in excess of dividends paid, or without paying dividends to, holders of Class B Common Stock.

Distribution Rights
If at any time a distribution is to be paid in Class A Common Stock, Class B Common Stock or any other securities of the Company, the same distribution will be made with respect to each share of Class A Common Stock and each share of Class B Common Stock, except one or more shares of Class A Common Stock may be distributed to each share of Class A Common Stock outstanding and the same number of shares of Class B Common Stock may be distributed to each share of Class B Common stock outstanding.

Conversion Rights
Class A Common Stock has no conversion rights.  Each holder of Class B Common Stock may at any time, in such holder’s sole discretion and option, convert any whole number of Class B Common Stock shares into Class A Common Stock on a one-for-one basis.

Preemptive and Other Rights
The holders of our Common Stock are not entitled to preemptive or other rights to purchase, subscribe for, or take any part of any stock of the Company issued, optioned, or sold by it after the Company’s incorporation.   There are no sinking fund provisions.

Preferred Stock
Shares of our Preferred Stock may be issued from time to time by authorization of the Board of Directors and without the necessity of further action or authorization by our stockholders, in one or more series, and with such relative rights, preferences and limitations, as the Board of Directors may, in its discretion, determine, including, but not limited to: (i) the number of shares to constitute such series and the distinctive designation of such series; (ii) the dividend rate for such series and any restrictions, limitation and conditions upon the payment of such dividends; (iii) whether the shares will be redeemable and, if so, the terms, conditions, limitations and restrictions to such redemption; (iv) the rights of the shares in the event of a liquidation, dissolution, or winding up of the Company; (v) whether the shares will be subject to the operation of a purchase, retirement or sinking fund, and, if so, the terms conditions, limitations and restrictions with respect thereto; (vi) any conversion or exchange rights; and (vii) voting rights, if any, in addition to the voting rights provided by law.

Liquidation Rights
In the event of our liquidation, dissolution or winding up, after the payment of our debts and other liabilities and after satisfaction in full of the liquidation preferences of holders of any Preferred Stock, if any, holders of Common Stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders.

Anti-Takeover Effects of the Certificate of Incorporation and By-Laws
Certain provisions in the Company’s Certificate of Incorporation and By-laws described below may have the effect of delaying, deferring or preventing a change of control in the Company:

• The Board of Directors is authorized to issue Preferred Stock without stockholder approval;
• The Board of Directors may adopt, amend or repeal the By-laws without stockholder approval;
• The By-laws specify advanced notice procedures that stockholders must follow in order to bring business at an annual meeting of stockholders; and
• Special meeting of stockholders, unless otherwise provided by law, may be called only by (i) the Board of Directors or (ii) the Chairman, and not at the request of any other person or persons.